SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

             INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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[  ]     Preliminary Information Statement     [ ] Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14c-5(d)(2))
[ X]     Definitive Information Statement

                         Health Systems Solutions, Inc.
                  (Name of Registrant As Specified in Charter)

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                         Health Systems Solutions, Inc.
                         405 North Reo Street, Suite 300
                              Tampa, Florida 33609

                              INFORMATION STATEMENT

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

                                     GENERAL

         This Information Statement is being furnished to the stockholders of Health Systems Solutions, Inc., a Nevada corporation (the "Company"), in lieu of an Annual Meeting in connection with the following proposals (the "Proposals"):

         1. To elect 3 members to the Company's Board of Directors to hold office until the Company's annual meeting of stockholders to be held in 2004 and until their successors are duly elected and qualified;

         2. To ratify the appointment of Sherb & Co., LLP as independent auditors of the Company for the fiscal year ending December 31, 2004; and

         3. Effectuate a reverse split of the Company's issued and outstanding shares of Common Stock, in the amount of 1 share for every 2 shares outstanding as of the Record Date defined below (the "Reverse Split".

         This Information Statement is being sent in lieu of an annual meeting. The Company has adopted the Proposals by the written consent of stockholders holding a majority of the voting power of the Company.

         The Company's Board of Directors approved and recommended, pursuant to a written consent dated May 13, 2004, that the Proposals be accepted including the form of Certificate of Amendment ("Amendment") to effectuate the Reverse Split. The Company's stockholders holding a majority of the voting power of the Company approved the Proposals, pursuant to a written consent dated May 27, 2004. The form of Amendment is attached hereto as Exhibit A. The Proposals will become effective on the filing of the Amendment with the Secretary of State of Nevada, on or about July 6, 2004 (the "Effective Date"). If the Proposals were not adopted by written consent, it would have been required to be considered by the Company's stockholders at a special or annual stockholders' meeting convened for the specific purpose of approving the Proposals.

         The elimination of the need for a special or annual meeting of stockholders to ratify or approve the Proposals is authorized by Section 78.320(2) of the Nevada Revised Statutes (the "NRS") and Article 2, Section 9 of the Company's Bylaws, which provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting. Pursuant to NRS Section 78.390(1)(b), a majority of the voting power is required in order to amend the Company's Articles of Incorporation. In order to eliminate the costs and management time involved in holding a special or annual meeting and in order to effect or ratify the Proposals as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of stockholders holding a majority of the voting power of the Company.

         Stanford Venture Capital Holdings, Inc. ("Stanford") beneficially owns 2,856,012 shares of common stock, 1,880,341 shares of Series A $1.17 Preferred Stock ("Series A Preferred Stock") and 2,500,000 shares of Series B $0.80 Preferred Stock ("Series B Preferred Stock") of the Company, representing approximately 87% of the voting power of the Company, gave its written consent to the Proposals described in this Information Statement on May 13, 2004. In addition, on May 27, 2004 B. M. Milvain, owner of 127,764 shares of common stock of the Company, gave his written consent to the Proposals. The affirmative consent of Stanford and B. M. Milvain represent approval of the Proposals by the holders of an aggregate of approximately 89% of the Company's voting power. It is proposed that this Information Statement will be first sent to the stockholders on or about June 15, 2004. The record date established by the Company for purposes of determining the number of outstanding shares of common stock, Series A Preferred Stock and Series B Preferred Stock of the Company, and thus the voting power, is May 27, 2004 (the "Record Date").

         The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the NRS. No additional action will be undertaken by the Company with respect to the receipt of the written consents, and no dissenters' rights under the NRS are afforded to the Company's stockholders as a result of the adoption of the Proposals.

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